                  SYNERCOM TECHNOLOGY, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
         FOR THE QUARTERS ENDED JANUARY 29, 1995 AND JANUARY 31, 1994

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


                                           1995    1994
                                          ------  ------
Shares:
     Weighted average common shares        6,099   5,826
      outstanding

     Net common shares issuable on
      exercise of
        stock options                        491     333
                                          ------  ------

Weighted average common and common
 equivalent
   shares outstanding                      6,590   6,159
                                          ------  ------

Income (loss) from continuing
 operations before
   minority interest                      $   95    ($32)

Minority interest in consolidated              6       -
 subsidiary

Discontinued operations                        -     631
                                          ------  ------

Net income                                $  101  $  599
                                          ======  ======

Net income per common and common
 equivalent share:

   Continuing operations before           $ 0.02  $    -
    minority interest

   Minority interest                           -       -

   Discontinued operations                     -    0.10
                                          ------  ------

   Net income                             $ 0.02  $ 0.10
                                          ======  ======
